As filed with the Securities and Exchange Commission on August 28, 2017	Registration No. 333-204083

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

___________________

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

___________________

GLOBAL SOURCES LTD.

(Exact name of registrant as specified in its charter)

___________________

Bermuda	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Canon’s Court

22 Victoria Street

Hamilton, HM 12, Bermuda

(441) 295-2244

(Address and telephone number of Registrant’s principal executive office)

James J. Clark, Esq.

Stuart G. Downing, Esq.

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York  10005

(212) 701-3000

(Name, address and telephone number of agent for service)

Copies to:
James J. Clark, Esq. Stuart G. Downing, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3000	James Bodi, Esq. Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX, Bermuda (441) 295-2244

Approximate date of commencement of proposed sale to the public:  Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1993. Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registration has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (the “Post-Effective Amendment”) relates to the Form F-3 registration statement file no. 333-204083 (the “Registration Statement”) of Global Sources Ltd. (the “Registrant”), which was filed with the Securities and Exchange Commission on May 12, 2015, as amended on June 2, 2015, and became effective on June 4, 2015.

The Registrant is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove from registration the unsold securities previously registered under the Registration Statement by the selling shareholder as referred to in the Registration Statement.

On May 23, 2017, the Registrant, Expo Holdings I Ltd (“Parent”), an exempted company with limited liability incorporated under the laws of the Cayman Islands, and Expo Holdings II Ltd. (“Amalgamation Sub”), an exempted company incorporated under the laws of Bermuda as a company limited by shares, entered into an Agreement and Plan of Amalgamation (as amended on May 25, 2017 and as may be further amended from time to time, the “Amalgamation Agreement”). On July 24, 2017, at a special general meeting of the Registrant, the shareholders of the Registrant voted in favor of, among others, the Amalgamation Agreement and the transactions contemplated thereby.

On August 28, 2017 (the “Effective Time”), pursuant to the Amalgamation Agreement, the Registrant and Amalgamation Sub were amalgamated with the amalgamated company continuing as a Bermuda exempted company limited by shares and becoming a wholly-owned subsidiary of Parent.

The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hong Kong Special Administrative Region of the People’s Republic of China on August 28, 2017.

GLOBAL SOURCES LTD.

By:	/s/ Connie Lai
Name: Connie Lai
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Merle A. Hinrich	Executive Chairman of the Board; Director (a principal executive officer)	August 28, 2017
Merle A. Hinrich

/s/ Craig Pepples	Chief Executive Officer	August 28, 2017
Craig Pepples

/s/ Connie Lai	Chief Financial Officer (principal financial officer and principal accounting officer)	August 28, 2017
Connie Lai

/s/ Sarah Benecke	Director	August 28, 2017
Sarah Benecke

/s/ Eddie Heng Teng Hua	Director	August 28, 2017
Eddie Heng Teng Hua

/s/ David F. Jones	Director	August 28, 2017
David F. Jones

/s/ Funmibi Chima	Director	August 28, 2017
Funmibi Chima

/s/ Michael J. Scown	Director	August 28, 2017
Michael J. Scown

/s/ Brent Barnes	Chief Operating Officer (authorized representative in the United States)	August 28, 2017
Brent Barnes